Exhibit 12.1
CLARCOR Inc.
Statement Regarding Computation of Certain Ratios
(Dollars in Thousands except Per Share Data)

	Fiscal Years Ended (A)
	2012	2011	2010	2009	2008	2007	2006	2005	2004	2003	2002
RETURN ON BEGINNING ASSETS
Net Earnings	$123,340	$124,361	$96,351	$71,830	$96,061	$90,834	$83,146	$76,954	$64,343	$54,688	$46,677
Divided by Beginning Assets	1,134,933	1,042,411	973,890	957,882	739,135	727,516	675,272	627,797	538,237	546,119	530,617
Equals Return on Beginning Assets	10.9%	11.9%	9.9%	7.5%	13.0%	12.5%	12.3%	12.3%	12.0%	10.0%	8.8%

RETURN ON BEGINNING SHAREHOLDERS' EQUITY
Net Earnings	$123,340	$124,361	$96,351	$71,830	$96,061	$90,834	$83,146	$76,954	$64,343	$54,688	$46,677
Divided by Beginning Shareholders' Equity	835,558	757,527	688,475	654,752	557,921	539,212	484,214	429,594	371,539	315,615	274,387
Equals Return on Beginning Shareholders' Equity	14.8%	16.4%	14.0%	11.0%	17.2%	16.8%	17.2%	17.9%	17.3%	17.3%	17.0%

DIVIDEND PAYOUT TO NET EARNINGS
Dividends Paid	$24,912	$21,961	$20,143	$18,682	$16,845	$15,024	$14,203	$13,385	$12,834	$12,406	$11,975
Divided by Net Earnings	123,340	124,361	96,351	71,830	96,061	90,834	83,146	76,954	64,343	54,688	46,601
Equals Dividend Payout to Net Earnings	20.2%	17.7%	20.9%	26.0%	17.5%	16.5%	17.1%	17.4%	19.9%	22.7%	25.7%

DEBT TO CAPITALIZATION
Current Debt	$201	$1,289	$146	$99	$128	$94	$58	$233	$420	$674	$68,456
Long Term Debt	16,391	15,981	17,331	52,096	83,822	17,329	15,946	16,009	24,130	16,913	22,648
Total Debt	16,592	17,270	17,477	52,195	83,950	17,423	16,004	16,242	24,550	17,587	91,104
Ending Shareholders' Equity	901,830	835,558	757,527	688,475	654,752	557,921	539,212	484,214	429,594	371,539	315,615
Equals Capitalization	$918,422	$852,828	$775,004	$740,670	$738,702	$575,344	$555,216	$500,456	$454,144	$389,126	$406,719

Debt	$16,592	$17,270	$17,477	$52,195	$83,950	$17,423	$16,004	$16,242	$24,550	$17,587	$91,104
Divided by Capitalization	918,422	852,828	775,004	740,670	738,702	575,344	555,216	500,456	454,144	389,126	406,719
Equals Debt to Capitalization	1.8%	2.0%	2.3%	7.0%	11.4%	3.0%	2.9%	3.2%	5.4%	4.5%	22.4%

WORKING CAPITAL
Current Assets	$654,594	$600,899	$526,273	$448,528	$432,571	$371,920	$380,340	$324,933	$303,990	$257,402	$259,746
Less Current Liabilities	174,891	160,050	163,457	131,942	143,503	114,171	118,428	121,470	126,272	111,373	174,255
Equals Working Capital	$479,703	$440,849	$362,816	$316,586	$289,068	$257,749	$261,912	$203,463	$177,718	$146,029	$85,491

CURRENT RATIO
Current Assets	$654,594	$600,899	$526,273	$448,528	$432,571	$371,920	$380,340	$324,933	$303,990	$257,402	$259,746
Divided by Current Liabilities	174,891	160,050	163,457	131,942	143,503	114,171	118,428	121,470	126,272	111,373	174,255
Equals Current Ratio	3.7	3.8	3.2	3.4	3.0	3.3	3.2	2.7	2.4	2.3	1.5

(A) Calculation of certain items presented in the "11-Year Financial Review" filed with Form 10-K for the fiscal year ended December 1, 2012.